Exhibit 99.2

AEGION CORPORATION
November 1, 2016
9:30 a.m. ET

Operator:    Good morning and welcome to the Aegion Corporation Third Quarter Earnings Call. (Operator Instructions) As a reminder, this event is being recorded. It is my pleasure to turn the call over to your host, Ruben Mella, Vice President of Investor Relations. Ruben, you may proceed.

Ruben Mella:    Good morning and thank you for joining us today. On the line with me are Chuck Gordon, Aegion's President and Chief Executive Officer; and David Martin, Executive Vice President and Chief Financial Officer.

We posted a presentation that will be referenced during the prepared remarks on Aegion's website, aegion.com/investors/webcast. You will find our Safe Harbor statement in the presentation and press release issued yesterday evening. During this conference call and in the presentation materials, the Company will make forward-looking statements, which are inherently subject to risk and uncertainties. The Company does not assume the duty to update forward-looking statements.

I will now turn the call over to Chuck Gordon.

Charles Gordon:    Thank you, Ruben. And good morning to everyone. Let's start by turning to slide three, our third quarter results came in about as we expected. Infrastructure Solutions delivered record quarterly performance in terms of revenue and operating income. Energy Services earned a modest profit which was in line with our expectations after effectively completing the upstream restructuring activities at the end of Q2. Performance in our cathodic protection services and Tite Liner pipeline technology had a solid quarter which was offset by continued weakness in the rest of Corrosion Protection. David will provide more contexts with respect to the quarterly results in a few minutes. I'll focus my remarks on why we expect Q4 will be our strongest quarter of the year and will result in expected second half adjusted earnings per share largely in line with our results from the same period of 2015.

If you turn to slide four, record performance within the North America wastewater CIPP market and strong performance in Asia led to the outstanding performance for Infrastructure Solutions. While reported backlog declined on a year-over-year basis, it remains in line with backlog at June 30 which is a strong position for the remainder of the year and into early 2017. The bid table in North America market remains healthy and we see no indication of a market slowdown in our largest and most profitable municipal CIPP market.

You may have noticed our announcement that one of our Underground Solutions fusible PVC projects was named "New Installation Project of the Year" by Trenchless magazine, which is the bellwether publication in the Trenchless pipeline industry. A 30-inch fusible PVC pipe was used in a unique way to encase 230KV electrical conduit, in lieu of steel, to preserve significant power transmission for a 7,000 foot crossing under an inter-coastal waterway. This is a great example of how our creative sales team can solve a challenging customer problem. This use of fusible PVC also represents an emerging market segment as Underground Solutions has completed about ten of these types of projects.

Overall, we continue to make good progress in the first year marketing our expanded portfolio of pressure pipe rehabilitation solutions in North America. Not only have we expanded our portfolio, but we brought together sales engineering expertise for CIPP, Tyfo Fibrwrap and Fusible PVC, which on a combined basis forms what we believe is the largest and most experienced sales force in our industry. The sales effort is time-intensive process as our sales engineers work with municipal customers and their engineers, to specify our unique trenchless pressure pipe solutions to solve problem, which are still new to many in the industry.

I want to highlight the successful completion of two wastewater pressure pipe projects I shared with you last quarter, which was secured through this portfolio selling approach. The first was the rehabilitation of 6,000 feet of 48-inch diameter pipe using our InsituMain CIPP technology in West Palm Beach. The second project was the rehabilitation of 18,000 feet of 38-inch diameter pipeline in Valley Forge, Pennsylvania using our Tite Liner technology. Together, the combined revenues were approximately $10 million at attractive gross margins. More importantly, these are signature projects to promote our capabilities with customers.

The water and wastewater pressure pipe market in North America remains healthy with an estimated annual addressable spend of over $1 billion at mid-single digit growth likely in 2017. It is the fragmented market with many competing technologies but a market for which we believe our broad portfolio of technologies and strong sales force can deliver above market growth.

Turning to the international markets. We continue to see market pressures in certain countries in Europe but improving performance in Asia Pacific especially with our Tyfo Fibrwrap technology for large diameter pressure pipe rehabilitation and strengthening of commercial structures. Backlog increased year-over-year in the Netherlands, Spain and Australia for contract CIPP activity. We have a busy Q4 ahead of us. Worth noting is a new CIPP contract award in Australia with an expected value of $18 million over a three year term. Consistent with our practice, we will only include in backlog the work order packages as they are released to our team.

While weather is always a potential issue in Q4, we expect Infrastructure Solutions to deliver another solid quarterly performance to conclude a record year with modest revenue and operating income growth including the contribution from Underground Solutions.

Let's turn to turn Corrosion Protection on slide five. The story we've outlined all year is one of market challenges for our pipe lining and coating activities in upstream oil and gas and an improving outlook for cathodic protection services in the midstream market.

The upstream challenges continue to overshadow the year-over-year operating income gains to cathodic protection services, primarily in the U.S., during Q3. There was an approximate $7 million negative impact to operating income. versus 2015. predominately from the upstream challenges. but also because of unanticipated costs to complete an international pipeline weld coating project. Despite the significant impact, we were able to turn a small profit aided by cost reductions associated with the 2016 restructuring. We expect continued improved performance from our cathodic protection services in Q4, even in Canada, where we begin to execute some of the delayed work releases from Q2.

We plan to complete the beta testing of our Asset Integrity Management tools with several large customers in Q4. Our enhanced capabilities have been well received by these customers and we continue to refine the features. We remain on track to be in commercialization during Q1 of 2017 and expect Asset Integrity Management to be an important means to expand our market position in midstream cathodic protection services.

The $254 million reported backlog supports this more favorable outlook as backlog for cathodic protection services remains at a high level and backlog for our Tite Liner and field coating services is greater on a sequential basis, which is an encouraging sign. We are also now seeing an increase in upstream budgetary bidding activity for pipe coatings, linings and field coatings. Time will tell if these opportunities become future projects for us, but this appears to be another indicator 2016 maybe the trough in the down energy cycle. We'll have greater clarity after our customers complete their 2017 CapEx and maintenance spending plans, which is occurring during an improved market environment compared to the steep oil price decline at this time last year.

There is excitement at our pipe coating facility in Louisiana as we completed the construction and start up of the pipe insulation plant last month. We are now ramping up to full production runs applying our innovated insulation coating on the deep water portion of the pipeline insulation coating project. We expect Q4 to be start of three to five quarters of production that are anticipated to deliver strong revenue and good profit contribution to Aegion. Given the size of the project, the pace of the ramp up to full production will have a significant impact on the contribution in Q4 although the total value of the project will not be impacted by any near-term timing.

Regardless, Q4 is expected to be a strong quarter for Corrosion Protection led by the large insulation project, but also because of contributions from our cathodic protection services, primarily in the North American midstream pipeline maintenance market.

For the full year, we expect revenues to be in line with the result of 2015, but operating income to decline slightly because of the challenging upstream market conditions and the absence of revenues and profits from the Canadian pipe coating JV, which we sold in February of this year.

Let's turn to Energy Services on slide six. The team at Energy Services made very good progress during the quarter returning the platform to profitability after completing the restructuring of our upstream operation in Bakersfield and the Permian Basin. We expect Energy Services to deliver operating margin improvement in Q4. The platform is well on its way to restore margin to the three-year target levels needed for strong cash contribution and higher return on invested capital.

We have entered the seasonal period for turnaround activities on the U.S. West Coast. Our reported backlog of $177 million reflects the large base of refining maintenance contracts and our leading position in the market. Backlog also includes current turnarounds which we are executing in Q4 and a portion of the expected turnaround activities for 2017. We are continuing to work with several customers to develop the full schedule for turnarounds next year.

We are now focused on further growing our presence in the West Coast refining maintenance market. We have opportunities to leverage our existing long-term relationships and receive more mechanical, electrical and instrumentation, turnarounds and small capital construction maintenance activities from our customers. We are also actively working to further improve key business processes to drive greater efficiencies and in turn, improve margins.

Based on the improved performance in Q3, we continue to expect 2016 revenues to be near $250 million with continued margin improvement in Q4.

I'd like to add one more comment about Energy Services. Last month, Tesoro awarded Energy Services the Tesoro "Supplier of Year" award for outstanding performance and support for Tesoro's refining activities. This is Tesoro's highest award across all their U.S. third party partners. I commend Energy Services for remaining focused on providing outstanding services to one of our largest customers during a critical time when we were downsizing our upstream operations.

On October 4, we presented our long-term strategy for stable and sustainable growth and announced a set of financial targets over the next three years as you can see on slide seven. We believe we are well positioned in our key markets across all three platforms. The growth we are targeting focuses primarily on market opportunities in the North America municipal and midstream oil and gas pipeline markets.

Our long-term strategy and financial targets reflect a clear path forward after almost two years of uncertainty in the oil and gas market. I will provide a more formal outlook for 2017 during the Q4 earnings call, but I can say we expect an increase in earnings per share because of expectations for much improved operating performance across all three segments, net of the deep large deepwater insulation project. That project is expected to provide a significant contribution to earnings in 2017.

We believe the adjective for low to mid double digit EPS growth CAGR through 2019 from an adjusted EPS base in 2016 is a balanced view reflecting our strengths and what we believe will be a modestly recovering energy market. With an improved earnings outlook, we expect strong cash flow generation over the next three years and ROIC growth to approach Aegion's cost to capital by 2019.

Let me turn the call over David for his perspective on our Q3 results. David?

David Martin:    Thank you, Chuck, and good morning. As Chuck outlined at the start of the call, our third quarter results demonstrated the improvement we expected, and we have confidence for a strong fourth quarter that will deliver expected second half adjusted EPS largely in line with the results in 2015.

Infrastructure Solution delivered record revenue of $159 million as you can see on slide eight. Our performance in the North American CIPP market was outstanding with mid single digit revenue growth to well over $110 million, which was also an all-time record. The improved performance was across all regions, including third party product sales. These results along with the contribution from Underground Solutions, offset the headwinds from the absence in 2016 of a significant portion of the $13 million Tyfo Fibrwrap industrial pipeline rehabilitation project and a decline in revenues in certain European markets.

Revenues for the Corrosion Protection platform declined over 20% to $95 million. In the North American cathodic protection market, revenues grew low single digits and would have grown more if not for a shift of some U.S. project activity into Q4. We were especially pleased to see a pick up of cathodic protection service activity in Canada, as well as a year-over-year revenue increase for our Tite Liner pipe protection technology. There was sharp increase in revenues for Tite Liner installation in the U.S. However, the positive contributions to revenue could not offset the revenue decline in the international markets as we completed several large projects last quarter. We also had a very limited activity at our coating facility in Louisiana compared to significantly more activity in the third quarter of 2015. In the prior year, we also had $7.5 million of revenues from the Canadian pipe coating JV that we solid earlier this year.

Revenues for Energy Services declined 36% to $55 million because of the downsizing of our upstream operations and reduced turnaround activity compared to the prior year quarter.

Now turning to gross margins on slide nine. On an adjusted non-GAAP basis gross profit decline 16% to $66 million and gross margins declined by 60 basis points. Gross margins declined 120 basis points and 25.6% for Infrastructure Solutions because of the absence in the third quarter of 2016 of the high margin industrial project that I mentioned earlier that was completed in the third quarter of 2015, along with market and execution challenges in certain international CIPP market. Continuing solid execution in the North American wastewater CIPP market resulted in gross margins in line with the prior year quarter and within our expectations for this business.

For Corrosion Protection, the 320 basis points gross margin decline to 19.5% was a result of limited pipe coating activity at our facility in Louisiana and unexpected costs associated with certain international pipeline field coating projects. Gross margins for our cathodic protection services were in line with the result in the third quarter of 2015.

Finally, Energy Services gross margins increased 40 basis points to 13.4% because of improved labor utilization across the business. The management team did a great job minimizing the typical margin compression we experienced in the lowest revenue quarter of the year for downstream maintenance services. It is critical to note that we expanded gross margins despite reduced revenues from higher margin turnarounds compared to the third quarter of 2015. After a difficult first half 2016, the business is making a very positive turn.

Now let's review our cash flow performance on slide ten.

In the first nine months of 2016, cash flow from operating activities provided $37 million of cash compared to $69 million in the prior year period. In the prior year, we generated strong cash flow from the wind down of operations in Asia Pacific on top of fairly dramatic DSO improvements from our efforts to improve cash collection. We continue to make significant progress in terms of DSO performance. We had taken another three days out of DSOs year-over-year, ending the quarter at 79 days, excluding the pre-project deposits on the large insulation project. These improvements are due in part to the LEAN initiative conducted by Infrastructure Solutions to improve cash collections across all of North America. Our North American CIPP business is now at a record low level of DSOs at 66 days.

The fourth quarter is the seasonally strongest for cash collections as we close out project activity ahead of the winter season. We expect DSOs at the end of the year to further decline and come closer in line with our long-term objective to reduce DSOs to no more than 75 days on average. This excludes the current favorable impact of the certain prepayments on the large insulation project, as this will reverse as we execute the project in the coming quarters.

For the first nine months of 2016 accounts payable and accrued expenses were a $42 million use of cash primarily due to high volume of vendor payments early in 2016 coming off a strong revenues in late 2015.

Our cash balance at September 30, 2016 was a healthy $113 million compared to a record $209 million at the end of 2015. We typically need about a $100 million of cash to fund our working capital needs during the peak periods of the year. As most of you already know, we've put the 2015 year end excessive cash to work with $96 million spent in the first nine months for strategic acquisitions to enhance the Infrastructure Solutions platform, primarily the acquisition of Underground Solutions. We've also returned cash to stockholders as we spent $37 million to repurchase about 1.9 million shares, including shares repurchased for the management incentive equity program. We have the ability to repurchase up to $40 million in open market repurchases every year per the terms of credit facility, but we had additional carryover ability coming into 2016, and we expect the full year share repurchases to exceed $40 million this year. We currently are operating under a $10 million share repurchase program which will conclude at the end of the year.

Additional uses of cash in the first nine months included capital expenditures of approximately $31 million, which is higher than normal. Through the end of the third quarter we have spent approximately $12 million to construct the advanced coating and insulation plant in Louisiana. I expect CapEx for the full year to be around $40 million as we have also accelerated some capital requirements in 2016 to support the Infrastructure Solutions platform's growth initiative.

We made approximately $13 million in debt repayments so far this year for the terms of the credit agreement and expect to make an additional $5 million debt payment during the fourth quarter.

The adjusted affected tax rate for Q3 was 30.9% reflecting a higher mix of earnings from domestic versus international operations. I would expect a similar rate in Q4, which would mean a full year adjusted affected tax rate nearing 30%.

I'll conclude our prepared remarks by reinforcing the third quarter results came in largely as we expected with record performance in Infrastructure Solutions and a modest profit for Corrosion Protection and Energy Services. We expect strong performance in the fourth quarter, and I also expect we will end 2016 with a solid cash position for future investments to support our strategic objectives and also to return excess cash to shareholders through share repurchases. We believe there is a strong foundation in place for significant earnings growth in 2017.

Now I'll turn over the call to the operator to begin our Q&A session.

Operator:    Ladies and gentlemen, if you have a question at this time, please press the star then the number one key on your touch tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key.

Thank you. And our first question comes from the line of Craig Bibb with CJS Securities. Your line is now open.

Craig Bibb:    Thank you for taking my question. By the way, Ruben, the press release graphics are extremely user friendly, congratulations. So the improvement in gross margins at Energy Services quarter-to-quarter was great and is that the kind of like the level of gross margin when you have low turnaround activity?

Chuck Gordon:     Now that's the margin that we expect with lower turnaround activity. And actually our gross margin should improve slightly when we have increased turnaround activity.

Craig Bibb:    And the bump from that would just depend obviously and how much turnaround activity but maybe a couple hundred basis points or something like that or --

Chuck Gordon:    That's probably on the high end. What happens is we get paid a bit of premium for our labor during a turnaround period but we also have some cost associated with onboarding and exiting people from the business that are associated with the turnaround. So a couple hundred basis points is probably aggressive but it is certainly that we would expect gross margins to improve during a heavy turnaround quarter.

Craig Bibb:    And you guys talked about you had some other interest in your pipe coating technology at Bayou -- obviously, that is really key to the outlook for 2018, I mean is there any way to give us a sense or how serious that might be or --

Chuck Gordon:    What I mentioned I think on the call -- on the strategy call -- was that there are two things that we feel positive about Bayou. One is the project funnel overall for all the technology is improving as we go into next year. Now those projects are always subject to funding and timing and all those kind of things but compared to where we were last year this time, it is more positive outlook. The second thing is that we have begun testing our new insulation product for second project - very early though and the timing of that project and the full scope of it are undefined at this point.

Craig Bibb:    Okay. The last question. The new pipeline monitoring service Asset Integrity Management, it is really interesting and I know you are just testing now -- can you talk about like just how that plays out next year? What would be the milestones and how much it might contribute?

Chuck Gordon:    So what the program does is provides us a very effective tool to interface with customers. We have -- we do a lot of pipeline assessment work. We do close internal surveys, we do annual surveys. What the tool does is allows us to interact with our customers in a much more efficient, effective and friendly way from their perspective.

What we anticipate is that this tool will give us a better share of wallet with our existing customers and provide us opportunity to gain some market share. We will put together some milestones and figure out how we want to track that. It's not a standalone product - what it does is that it enhances our current offers and so it is hard for me to state exactly how much of the growth is going to come from the normal market growth and how much it is going to come from asset integrity management, but we will put some metrics together and share those.

Operator:    Thank you. Our next question comes from the line of Eric Stine with Craig-Hallum. Your line is open.

Eric Stine:    Good morning. So I just wanted to start with the insulation coating work that you started up, just I mean is that something we should think about exiting the year that you will be running full out on that? And then second part of that question, I know you talked about it being over three to five quarters maybe just discuss the considerations that they are going to dictate that given that you are not subject to the project timeline at all that you are in charge of it.

Chuck Gordon:    So what we have -- first of all the first question is that we anticipate being in full production by the end of the year. Certainly going into the end of December early January we would anticipate being in full production. I think to review the project we have to have all the pipe coating and insulation work done at the end of the first quarter of 2018. Our current schedule would call for us to conclude that in three to five quarters and we anticipate that we are still on track with that. We would anticipate that our schedule that we have in place is still very valid.

We had some of the typical start up issues in October that you would expect with the project to the size. We have a schedule to the rest of the quarter that gives the opportunity to make up for some of the challenges that we had early during start up process. So we feel good about where the plan is for Q4. But certainly over three to five quarters we will see the full project value. And we remain very excited about it. So this can be a great project for the corporation.

Eric Stine:    Okay. Thanks for that color. Maybe just turning to Energy Services, clearly you are getting quite optimistic about that and maybe you talked about on the margin side and some of the operational things you are doing, but maybe just talk about on the top line some of the increased turnaround activity and when you talk about significantly improved performance for the outlook I mean how do you think about that revenue growth versus profitability?

Chuck Gordon:    We believe we'll see revenue growth next year going into the year that the outlook for turnaround is stronger than it was this year. We also believe that we will enhance that with some small maintenance capital projects that we do through Schultz.

So as we go into next year we think there is growth like we mentioned I think in the three year strategy. We believe there is growth in that market by getting more share from our existing client base and from the existing industry base out there. It's not going to be a high growth double digit kind of market, it is not that kind of market but we believe we can provide modest growth, certainly we are going to see good growth next year and modest growth over the three year planning horizon that we outlined. And we expect to continue to see margin improvement; the team out there has done a great job with our Aegion Way initiative. They have seen very good results from that and we continue to find areas that we can enhance our productivity and we are starting to see the results of that in the gross margin that we saw this quarter. So we are excited about the business. It is certainly a challenging business. It is always going to be a low operating margin business. But we think it is extremely focused right now on all the right things and we have a pretty positive outlook going forward for the business.

Eric Stine:    Okay, got it. I guess last one for me just a clarification. So you mentioned the $18 million CIPP project in Australia. And just to confirm and so did your comments I mean should we take it as you've just got partial I mean that there is some of that in backlog or is none of it backlog and that something we could see added here in the fourth quarter?

Chuck Gordon:    So that is the three year contract near Melbourne and it is -- the spending or their spending expectation is for $18 million over three years. So what they do is they release against that $18 million which is really our permission to go ahead and do work. And they released jobs on a project by project basis over the three years. We don't book any of it until we get the project release. Those releases are typically maybe in the $1 million to
$2 million range. And so at any one point in our backlog, we will probably only see $3 million to $4 million at a time something like that. But it is backlog, there is a term contract, we just take a very conservative approach to how we put it into backlog.

Eric Stine:    Okay. We just might not see an announcement of an $18 million of award, it is just going -- it will be added a backlog over time.

Chuck Gordon:    It will be -- yes, so it gets added as releases are made.

Operator:    Thank you. And our next question comes from the line of Bill Newby of D. A. Davidson & Co. Your line is now open.

Bill Newby:    Good morning, guys. Bill Newby on for John Rogers today. Congrats on the solid quarter. I guess want to start in a cathodic protection business, you guys mentioned that you are starting to see a little bit of return in the upstream bidding activity in that segment. Is there anything you can point to in terms of what's driving that increase in activity?

Chuck Gordon:    What we've seen is particularly in Canada but also in the U.S. more bidding for what I would call "budgetary estimate" this fall. I think it is because of price of oil in the mid to high 40s instead of $29 and I think because of that as these companies put their CapEx budget together, they are starting to ask for some budgetary pricing to do that. And we've seen far more of that kind of activity this fall than we saw a year ago. And we see that as sign that we'll see at least a modest recovery next year and some of that upstream activity. I want to be clear though that market certainly continues to fraught with uncertainty. But we've baked into our plan for next year is a modest recovery. But certainly a recovery from what we think is the bottom of the trough in 2016.

Bill Newby:    That's definitely good to hear. And then lastly just on -- we've seen this kind of momentum in the pipeline build out in North America kind of continue to grow, just wondering what -- how does that transfer down to you guys, you guys are typically later in the cycle, how do you guys look at it in terms of when you guys will start to see prospects for your services pick up?

Chuck Gordon:    Well, I want to be clear when -- as we think about our cathodic protection services, a portion of that business is designed for cathodic protection program for pipeline for new construction and a lot of times we not only design but we go and we also do the construction work and install cathodic protection services on those pipelines. That is a portion of the business, however, the majority of it, probably three fourth of the business is really on the maintenance side. And in those cases what we do is go into pipelines that have been in service and do assessment and redesign their cathodic protection systems, upgrade them, do a lot of modification to them and so we like growth in pipeline. I think obviously from our perspective growth in new construction is better than a flat market. But the core of that cathodic protection services business is really around maintenance. And that's really where our focus is. On the other parts of the business, the weld coating business is certainly enhanced by new pipeline construction and hopefully we'll continue to see a pickup for that business as we go into next year.

Operator:    Thank you. And our next question comes from the line of Tate Sullivan of Sidoti.
    Your line is open.

Tate Sullivan:    Hi, thank you. And I apologize if you've already addressed this. But in Energy Services can you just address your history with earn out reversals or charge outs that adjusted results for that quarter and I mean and every quarter is that something you evaluate based on last two years of acquisitions and how might that come into play with your Underground Solutions acquisition too? Thank you.

David Martin:    And I think you mentioned Energy Services. We don't have any types of earn out or -- yes but we do have some -- we have some early contingent liabilities associated with some legal matters as well as some tax matters. And yes we have to evaluate that every quarter. And we certainly reached a point with respect to some payroll tax matters this quarter that we concluded some audits and also concluded some-- we actually reached some statutory limitations periods so we were able to reverse some of those contingent liabilities.

Tate Sullivan:    Okay, understood. Okay.

Chuck Gordon:    We do not have any earn out associated with Underground Solutions.

Tate Sullivan:    Okay, great. Thank you. And separate question, I mean it was a great swing quarter-to-quarter all three of your divisions being -- having a positive operating income. What are the variables that could create some volatility Q-to-Q that you foresee in the next year having negative operating income in those segments or is it hard to say?

Chuck Gordon:    I think a couple comments. I think the reason we are excited about Energy Services is that team went through a deep and difficult restructuring over the course of six months. And the results of that restructuring is that we've exited a business that was more volatile and we are now focused on the downstream refinery business which is far more predictable and stable.

And I think as we go forward, I don't look; I believe that we will continue to see steadily improving operating margins and a very stable business there. I think the first half of the year was very challenging as we went through that restructuring process. That's over with now, it's behind us. And for that business I look for increased stability as we go into next year. On the Corrosion Protection side, certainly our upstream businesses are impacted by CapEx spend --by oil and gas producers.

And so if the CapEx spend goes down, which we certainly saw in 2016 because commodity prices are low, that will continue to be a challenge for us. And I think that as I look at the business, we believe that we will see a modest uptick in activity next year because of oil prices are much higher now than they were earlier in 2016 but certainly commodity prices are a risk for us in that segment. And on the Infrastructure Solutions side, we are blessed with the very strong business. It cuts across both water and wastewater infrastructure. We haven't seen any spending decline, any spending issues with municipalities in North America which is the core of the business. We don't expect to see any next year.

Certainly, municipal spending has an impact on our business but we feel really good about that business and the prospects going into 2017. So as I look at the business, the highest risk portion of the business continues to be the upstream portion of Corrosion Protection. And that's the business that we watch very carefully, see what activity is and right now we are seeing an uptick in activity which creates some level of optimism for 2017 versus what we've seen in 2016.

Tate Sullivan:    And also I just clarify the Shell the large pipeline insulation project is in the Corrosion Protection business, correct?

Chuck Gordon:    That's correct. And I was talking about -- I guess I was talking about the rest of the Corrosion Protection business. The pipeline project I think we are well on our way got a great team down there. We feel very good about the progress we've made and we'll see the full value of that project over the next three or five quarters.

Operator:    Thank you. And our next question comes from the line of John Rogers of D.A. Davidson & Co. Your line is open.

John Rogers:    Hi, good morning. Sorry I came on little late but Chuck I guess I am curious on the Appomattox is there another project of that scale out there for you?

Chuck Gordon:    So the project that we are doing the early testing on, it is a very significant project, it is not as large as Appomattox but it would be a very, very, very significant project for us. In the deepwater side of the business there has been several projects identified and to be honest with you John, I don't know how the rest of them scale per Appomattox, it is hard for us to know that right now because the project scopes at this point are not defined well enough for us to understand that but we do know that there has been several other projects identified and we continue to watch those projects carefully. But one that we've done some work for is not as large as Appomattox but it is very significant.

John Rogers:    And these are things that could develop in 2017 and -

Chuck Gordon:    I think the project that we are doing the testing on will continue to develop in 2017. I suspect that we won't see an order for that project in 2017. I don't want to mislead you that way but I think we will continue to develop the project and work on it and I'd expect an order after that.

Operator:    Thank you. And I am showing a follow up question from the line Tate Sullivan of Sidoti. Your line is now open.

Tate Sullivan:    Thank you for taking my follow up on the Shell Appomattox. I think you said you are--either already or are close to full ramp within 4Q on that and that it will take three to five quarters. What's the typical or not typical -- what's your expected margin progression for project of that size with a newer facility and will it be peak in the middle or towards the end -- how do you think it will work.

Chuck Gordon:    So I think what I said was that we expect to be at full production by the end of the quarter. We are still at absolutely in the ramp phase. If I misspoke forgive me but no we are in the ramp up phase. We expect to be at full production by the end of the quarter and certainly as we ramp up and get into full production and work the bottlenecks out of the system, you will see a slight improvement in gross margins but I would say given the overall size of the project, I would expect the gross margin to improve slightly as we get into next year.

Operator:    Thank you. And I am showing no further question at this time. I'll like to turn the call over to Mr. Chuck Gordon for closing remarks.

Chuck Gordon:    I'd like to thank everyone for their time this morning. And let me take a moment to recap the key points from our discussion. First, we are well positioned for a strong Q4 with favorable market conditions in key areas of all of our three platforms. Second, our early read for 2017 indicates a year for significant earnings growth from the foundation built on those solid market fundamentals, the execution of the deepwater pipeline insulation project and expectations for some relief in the upstream market. Finally, the same markets we expect for growth in 2017, primarily municipal pipeline rehabilitation and midstream pipeline protection, have long term favorable trends that define our path to achieve our three-year financial targets. I want to thank you for joining us today. And have a good day.

Operator:    Ladies and gentlemen, thank you for participating in today's conference. This conclude today's program. You may all disconnect. Everyone have a great day.

END